EXHIBIT 99.2
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them in a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of KIT digital, Inc., a Delaware corporation, and that this agreement shall be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 4th day of May, 2010.

ZIVAR INVESTMENTS LTD
By:	Abacus (Gibraltar) Limited
Its:	Corporate Director

By:	/s/ Paul Bowling
Paul Bowling, Authorized Signatory
ABACUS TRUSTEES (GIBRALTAR) LIMITED
By:	/s/ Paul Bowling
Paul Bowling, Director

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